                                                                    EXHIBIT 99.1

NEWS RELEASE


                            [FUTURELINK LETTERHEAD]


FUTURELINK CORP. REPORTS FIRST QUARTER 2001 RESULTS

-       Q1 2001 REVENUE INCREASES 58% TO $35.8 MILLION VS. $22.6 MILLION A YEAR
        AGO

-       Q1 EBITDA LOSS IMPROVES TO $5.7 MILLION VS. $15.4 MILLION IN Q4 2000

-       Q1 GROSS MARGINS INCREASE TO 26%, UP FROM 14% IN Q4 2000

-       OPERATING EFFICIENCIES DRIVE SG&A EXPENSES DOWN TO 44% OF TOTAL REVENUE

LAKE FOREST, CALIF., MAY 15, 2001 -- FUTURELINK CORP. (NASDAQ NM: FTRL), a leading provider of integrated solutions, hosted application services and one of the first application infrastructure companies to provide software as a service, today reported its financial and operating results for the first quarter ended March 31, 2001.

Revenue for the first quarter ended March 31, 2001, was $35.8 million, compared with $22.6 million for the first quarter of 2000 and $34.6 million for the fourth quarter of 2000. The net loss applicable to common stockholders was $15.6 million or $0.23 per share, compared with a loss of $23.1 million, or $0.42 per share, in the same period of 2000. Total first quarter revenue includes $23.3 million of revenue related to the resale of hardware and software to FutureLink customers, compared with $17.3 million of such revenue for the same period of 2000. Total services revenue for the quarter was $12.5 million, compared with services revenue of $5.3 million for the first quarter of 2000. Services revenue for the first quarter 2001 includes a total of $1.9 million of ASP revenue.

MARGINS AND OPERATING EFFICIENCIES IMPROVE

Cost of hardware and software purchased for resale to customers was $18.7 million, or 80% of the revenue generated from such sales, compared with $14.1 million, or 81% of revenue, for the same period of 2000. Cost of service delivery for the first quarter of 2001 was $7.7 million, or 62% of service delivery revenue, compared with service delivery cost of $3.7 million, or 69% of service delivery revenue, for the same period of 2000. Gross margins for the first quarter 2001 expanded to 26%, compared to 22% in first quarter 2000, and up from 14% in the fourth quarter of 2000.

The company benefited from enhanced operating efficiencies during the quarter. Selling, general and administrative expenses for the first quarter of 2001 totaled $15.7 million, or 44% of total revenue, compared with $14.4 million or 64% of revenue for the first quarter of 2000, and down significantly from the fourth quarter of 2000 levels of $20.6 million and 59% of revenue.



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FutureLink Reports Q1 2001 Results
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For the quarter ended March 31, 2001, FutureLink reported EBITDA of negative
$5.7 million and a net loss applicable to common stockholders of $15.6 million, or a loss of $0.23 per share, compared to EBITDA of negative $8.3 million and a net loss of $23.1 million, or a loss of $0.42 per share, for the same period last year. Included in the net loss for the first quarter ended March 31, 2001 were non-cash charges of $8.1 million for depreciation and amortization. The loss per share for the first quarter 2001, excluding goodwill amortization, was $0.16.

COMPANY TAKES ACTION TO ADDRESS FINANCIAL CONDITION

In April 2001, FutureLink announced actions to address its financial condition. Specifically, the company amended its loan agreement with Foothill Capital Corporation, a subsidiary of Wells Fargo & Company, to amend its financial covenants to lower the amount of tangible net worth required under the agreement. In addition, Pequot Private Equity, the venture capital arm of Pequot Capital Management, Inc., invested $3.5 million in a secured bridge financing and, subject to certain conditions, committed to invest an additional $1.5 million by the end of May 2001.

Although the recent transactions with Foothill Capital and Pequot Private Equity are important steps addressing the company's working capital position; the company continues to face challenges and is working with various vendors to restructure the terms of the company's obligations. As part of its restructuring, the company is making progress on cutting infrastructure costs, reducing expenses and increasing the proportion of revenues derived from its professional services business.

"Like many technology companies, FutureLink is feeling the effects of an economic downturn," stated Howard Taylor, FutureLink President and CEO. These uncertain conditions warrant a more cautious and streamlined approach to managing our business. We remain committed to the growth of our company and believe that our actions are keeping us on track to reach our goal of achieving EBITDA breakeven by the end of Q4 2001," concluded Taylor.

CONFERENCE CALL INFORMATION

FutureLink Corp. will hold its quarterly conference call on Tuesday, May 15, 2001 at 11:00 a.m. EDT. The call will be accessible live by dialing 415-537-1827 or via webcast at http://www.futurelink.net/investorinfo/. The webcast will be available on FutureLink's website for 90 days. A replay of the call will be available for 48 hours by dialing 1-800-633-8284 or 1-858-812-6440 and entering access code 18802672.

ABOUT FUTURELINK

FutureLink Corp. (NASDAQ NM: FTRL) is a leading provider of integrated solutions, hosted application services and one of the first application infrastructure companies to provide software as a service. One of the largest and most experienced application service providers (ASPs) of hosted server-based solutions worldwide, the company offers a full range of professional services that meet business-critical application and infrastructure needs. With FutureLink's offerings, customers can precisely manage IT costs and avoid expensive and complicated maintenance and support concerns.



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FutureLink Reports Q1 2001 Results
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FutureLink delivers its products and services in partnership with leading technology companies worldwide including Microsoft, Citrix Systems, Inc., Compaq, EMC Corporation, Cisco Systems, Great Plains, Onyx and others. A founding member of the ASP Industry Consortium, the company markets its offerings through a network of channel partners throughout the United

States, Canada, and the United Kingdom. For more information on the company and its solutions, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net or visit the FutureLink website at www.futurelink.net.


FORWARD LOOKING STATEMENTS

Except for historical information contained herein, this release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain statements by Mr. Taylor are forward-looking statements within the meaning of the Reform Act. All of the forward-looking statements are based on estimates and assumptions made by the company's management, which although believed to be reasonable, are inherently uncertain. No assurance can be given that any of such estimates will be realized and actual results may differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include: (i) the inability of the company to raise additional debt or equity capital to fund continuing obligations and by June 30, 2001 to meet the conditions of its amended senior credit facility; (ii) the inability of the company to restructure certain agreements with its vendors and creditors, (iii) the inability of the company to continue its realignment strategy of re-focusing its business, reducing expenses and reducing operating losses; (iv) acceptance by customers of the company's service and product offerings; and (v) economic conditions in the markets in which we compete and economic conditions generally. In addition to the risks discussed above, the company's business and results of operations are subject to the risks and uncertainties described in registration statements and periodic reports filed from time to time by the company with the Securities and Exchange Commission. For additional information relating to matters specifically discussed in this press release, please read the Current Report on Form 8-K filed with the Securities and Exchange Commission by the company on April 23, 2001.



                               -Tables to Follow-
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FutureLink Reports Q1 2001 Results
Page 4 of 5


                                FUTURELINK CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                    UNAUDITED

                                                                 FOR THE THREE MONTHS ENDED
                                                                          MARCH 31,
                                                            -------------------------------------
                                                                2001                     2000
                                                            ------------             ------------
 REVENUE                                                    $     35,784             $     22,644
                                                            ------------             ------------

 EXPENSES:
 Cost of hardware and software                                    18,657                   14,074
 Cost of service delivery                                          7,702                    3,666
 Selling, general and administration                              15,662                   14,426
 Depreciation and other amortization                               3,117                    1,494
 Goodwill amortization                                             5,009                   11,783
                                                            ------------             ------------
                                                                  50,147                   45,443
                                                            ------------             ------------
 LOSS FROM OPERATIONS                                            (14,363)                 (22,799)
 Interest expense, net                                               899                      203
                                                            ------------             ------------
 LOSS BEFORE INCOME TAXES                                        (15,262)                 (23,002)
 Income tax expense                                                    9                      118
                                                            ------------             ------------
 NET LOSS                                                        (15,271)                 (23,120)
                                                            ============             ============

 Net loss before Preferred Stock dividends                       (15,271)                 (23,120)

 Dividends for Series A Preferred Stock                             (360)                      --
                                                            ------------             ------------

 Net loss applicable to common stock                             (15,631)                 (23,120)
                                                            ============             ============

 NET LOSS PER SHARE -- BASIC AND DILUTED                    $      (0.23)            $      (0.42)
                                                            ============             ============
 NET LOSS PER SHARE -- BASIC AND DILUTED, EXCLUDING
 GOODWILL AMORTIZATION                                      $      (0.16)            $      (0.20)
                                                            ============             ============

 WEIGHTED AVERAGE SHARES -- BASIC AND DILUTED                 68,304,908               55,369,965
                                                            ============             ============

 EBITDA LOSS(1)                                             $     (5,651)            $     (8,307)
                                                            ============             ============

(1) Defined as loss before interest, taxes, depreciation, amortization and non-cash compensation.



                               -Tables to Follow-
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FutureLink Reports Q1 2001 Results
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                                FUTURELINK CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                    UNAUDITED

                                                            MARCH 31, 2001     DECEMBER 31, 2000
                                                            --------------     -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                   $  3,109            $ 14,158
   Restricted cash                                                  660                 660
   Accounts receivable, net                                      25,197              25,076
   Inventory                                                      2,495               3,101
   Prepaid expenses and other current assets                      1,185               1,545
                                                               --------            --------
          Total current assets                                   32,646              44,540

Property and equipment, net                                      31,386              34,100
Goodwill and other intangibles, net                              63,373              68,382
Other assets                                                      1,662               1,682
                                                               --------            --------

         Total assets                                          $129,067            $148,704
                                                               ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Lines of credit                                             $ 11,502            $ 10,507
   Accounts payable and accrued liabilities                      29,232              33,049
   Current portion of long-term debt                             10,901               8,116
   Deferred revenue                                               1,237               1,504
                                                               --------            --------
          Total current liabilities                              52,872              53,176

Long term debt, net of current portion                           10,433              14,237
Deferred taxes                                                      608                 588
                                                               --------            --------
          Total liabilities                                      63,913              68,001

Stockholders' equity:                                            65,154              80,703
                                                               --------            --------

         Total liabilities and stockholders' equity            $129,067            $148,704
                                                               ========            ========



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